Exhibit 99.1

DESIGN WITHIN REACH, INC. REPORTS THIRD QUARTER 2004 RESULTS

Third Quarter Net Sales Increase 46%

SAN FRANCISCO, CA (October 28, 2004) – Design Within Reach, Inc. (NASDAQ: DWRI) today reported financial results for the quarter and thirty-nine weeks ended September 25, 2004.

Net sales for the third quarter of 2004 were $30.1 million, an increase of 46.0% over the $20.6 million recorded in the quarter ended September 27, 2003. Net earnings for the third quarter of 2004 were $906,000, or $0.06 per diluted share, compared to $739,000, or $0.07 per diluted share, in the third quarter of 2003. Included in the third quarter of 2004 results was a non-cash, stock based compensation charge of $149,000. Earnings from operations, which excludes interest, taxes and the deemed preferred stock dividend, was $1.4 million in the third quarter of 2004, compared to $760,000 in the same period last year.

The 2004 and 2003 earnings per diluted share figures reflect the automatic conversion of outstanding preferred stock and exercise of common and preferred stock warrants, which occurred in July 2004 upon the closing of Design Within Reach’s initial public offering of common stock.

For the thirty-nine weeks ended September 25, 2004, net sales increased 44.1% to $80.9 million from $56.1 million in the thirty-nine weeks ended September 27, 2003. For the thirty-nine weeks ended September 25, 2004, net earnings were $2.2 million, or $0.18 per diluted share, compared to a net loss of $156,000, or a loss of $0.05 per diluted share, during the same period in 2003. Results reflect non-cash, stock based compensation charges of $149,000 in each of the second and third quarters of 2004, a non-cash, stock-based compensation charge of $76,000 in the first quarter of 2004, and the deemed preferred stock dividend payment of $1.8 million recorded in the second quarter of 2003. Excluding the non-recurring, deemed preferred stock dividend payment, Design Within Reach would have generated net earnings of $1.6 million, or $0.14 per diluted share, in the first thirty-nine weeks of 2003. For the thirty-nine weeks ended September 25, 2004, earnings from operations, which excludes interest, taxes and the deemed preferred stock dividend, was $3.6 million, compared to $1.6 million in the same thirty-nine week period in 2003.

“Our strong third quarter performance reflects our unique and integrated multi-channel operating platform,” said Wayne Badovinus, President and Chief Executive Officer. “By providing accessibility to modern design products through our catalog, website, and studio locations, Design Within Reach is able to strategically identify and fulfill the growing and underserved market. I am also pleased to report that our positive momentum continued into October as we posted the strongest revenue month in the Company’s history. As we selectively open new studios based on market potential, we expect to further realize the operating leverage from our scalable infrastructure and single common inventory.”

Net sales by distribution channel were as follows:

•	In-person sales (including sales in studios and by our direct sales force) were $15.1 million in the third quarter of 2004, a 76.4% increase from the same period last year. The increase was largely due to studio sales as Design Within Reach ended the third quarter of 2004 with 29 studios open versus 14 studios at the end of the third quarter of 2003. During the quarter, Design Within Reach opened studios in Denver, Colorado; Boston, Massachusetts; Seattle, Washington; and Philadelphia, Pennsylvania. In addition, the Oakland, California studio was closed as a new studio was previously opened in nearby Berkeley, California.

•	Direct sales (including sales through the phone and the Design Within Reach website) increased 18.9% to $12.0 million in the third quarter of 2004 from the same period last year due to the success of new online marketing initiatives, including keyword purchases and affiliate programs.

Gross profit margin was 46.6% in the third quarter of 2004, compared to 47.4% in the same period last year. The Euro continued to strengthen versus the U.S. dollar, although this was partially offset by increased sales of higher margin products.

For the third quarter of 2004, selling, general and administrative expenses increased to $11.7 million, from $8.5 million in the same period last year, due to costs associated with the opening and operating of new studios. Selling, general and administrative expenses as a percentage of sales decreased to 38.8%, from 41.3% in the same period last year, primarily as the company continues to realize operating leverage from its fully integrated sales channels and common inventory.

Mr. Badovinus concluded, “With over $24 million in cash and investments and an experienced management team in-place, we are well positioned both financially and operationally to continue to execute our strategy to maximize market penetration. By opening additional studios, expanding and refining product offerings and increasing market awareness and appreciation for design products, we expect to continue to increase revenue and profitability and create long-term value for our stockholders.”

Conference Call

Design Within Reach, Inc. will host a conference call today, October 28, 2004 at 2:00 p.m. Pacific (5:00 p.m. Eastern). The call, which will be hosted by Wayne Badovinus, President and Chief Executive Officer, and David Barnard, Chief Financial Officer, will be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.dwr.com. The webcast will be archived online within one hour of the completion of the conference call and available at www.dwr.com.

About Design Within Reach, Inc.

Design Within Reach, Inc., founded in 1998 and headquartered in San Francisco, is an integrated multi-channel provider of distinctive modern design furnishings and accessories. The Company markets and sells its products to both residential and commercial customers nationwide through the DWR catalog, studios, website and direct sales force, and a single common “in stock and ready to ship” inventory.

This press release includes forward-looking statements, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for Design With Reach’s markets and the demand for its products. Factors that could cause Design With Reach’s actual results to differ materially from these forward-looking statements include its ability to effectively market and sell products in diverse market segments, its reliance on a limited number of products and third-party vendors and distributors, its ability to expand studio operations, increases in fulfillment costs, disruptions to information technology systems, unpredictable events and circumstances relating to international suppliers, increased competition, government regulatory action and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our S-1 IPO filing, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

“Design Within Reach” is a registered trademark of Design Within Reach, Inc.

Contact:	David Barnard
Design Within Reach, Inc.
dbarnard@dwr.com
(415) 676-6500

Andrew Greenebaum/Christine Lumpkins
Integrated Corporate Relations, Inc.
agreenebaum@icr-online.com; clumpkins@icr-online.com
(310) 395-2215

— Financial Tables Follow —

Design Within Reach, Inc.

Condensed Statements of Earnings

(Unaudited)

(amounts in thousands, except per share data)

	Thirteen weeks ended		Thirty-nine weeks ended
	September 25, 2004	September 27, 2003	September 25, 2004	September 27, 2003
Net sales	$30,146	$20,647	$80,882	$56,146
Cost of sales	16,096	10,852	43,294	29,918

Gross margin	14,050	9,795	37,588	26,228
Selling, general and administrative expenses	11,703	8,532	31,320	23,348
Stock-based compensation	149	—	374	—
Depreciation and amortization	775	475	2,060	1,225
Facility relocation costs	—	28	198	37

Earnings from operations	1,423	760	3,636	1,618
Interest income (expense)
Interest income	58	—	58	12
Interest expense	(9)	(21)	(92)	(21)

Earnings before income taxes	1,472	739	3,602	1,609
Income tax expense	566	—	1,387	—

Net earnings	906	739	2,215	1,609
Deemed preferred stock dividends	—	—	—	(1,765)

Net earnings (loss) available to common stockholders	$906	$739	$2,215	$(156)

Net earnings (loss) per share:
Basic	$0.07	$0.23	$0.34	$(0.05)
Diluted	$0.06	$0.07	$0.18	$(0.05)
Weighted average shares used in calculation of net earnings (loss) per share:
Basic	12,643	3,254	6,493	3,244
Diluted	14,636	11,078	12,556	3,244

The accompanying notes are an integral part of these financial statements.

Design Within Reach, Inc.

Condensed Consolidated Balance Sheets

(amounts in thousands)

	September 25, 2004	December 27, 2003
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$20,884	$44
Accounts receivable	1,487	620
Inventory, net	14,323	11,425
Other current assets	5,273	2,316

Total current assets	41,967	14,405

Property and equipment, net	16,484	9,018
Other non-current assets	3,373	420

Total assets	$61,824	$23,843

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,933	$4,852
Accrued expenses	3,296	2,714
Bank credit facility	—	3,325
Other current liabilities	3,661	1,868

Total current liabilities	13,890	12,759

Other non-current liabilities	2,165	1,246
Total liabilities	16,055	14,005

Total stockholders’ equity	45,769	9,838

Total liabilities and stockholders’ equity	$61,824	$23,843

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